Prospect Energy Corporation Announces $0.125 Cash Dividend and December 31, 2004 Financial Results

NEW YORK, NY -- 02/09/2005 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect Energy," "the Company" or "we") today announced financial results for its second fiscal quarter ended December 31, 2004. Amounts are expressed in thousands except per share amounts. PSEC commenced operations on July 30, 2004 after closing its initial public offering of 7,000,000 shares of common stock at $15.00 per share (with a subsequent greenshoe sale of 55,000 shares). After deducting underwriting discounts, commissions and offering expenses, PSEC received net proceeds of $96,961. At December 31, 2004, our net asset value was $13.74 per share. The primary purpose of the initial public offering was to obtain capital with which to invest primarily in mezzanine loans, senior secured loans and equity investments in U.S. middle-market energy-related companies.

We are pleased to announce that our Board of Directors has approved a dividend of $0.125 per share to holders of record on March 11, payable on March 31, 2005. That amounts to an annualized book dividend yield of approximately 3.6%, and an increase from the prior quarter's dividend of $0.10 per share.

SECOND FISCAL QUARTER HIGHLIGHTS

Stockholders' equity: $96,952
Net asset value per share: $13.74
Market value per share: $12.00
Market value discount to net asset value: 12.7%
Net increase in stockholders' equity from operations: $1,229
PORTFOLIO AND INVESTMENT ACTIVITY

We completed our second quarter, which was our first full quarter since completion of our initial public offering, on December 31, 2004, with our portfolio invested approximately $23,744 in Gas Solutions, a gas gathering and processing business, and the remainder in cash and short-term instruments.

The Company owns 100% of the equity of Gas Solutions, a business we acquired on September 24, 2004, for less than four times expected operating cash flow. Following a refinancing with a senior secured lender, our investment in Gas Solutions consists of a second-lien debt investment of $18,400 at an annualized coupon of 18%, as well as an equity investment of $5,344. We expect to take current equity distributions from Gas Solutions in addition to our debt interest payments. Management believes the financial performance of Gas Solutions has been strong, and based on interest and dividends received from the Gas Solutions investment in the quarter, our all-in stated annualized yield from Gas Solutions was in excess of 30%. Although this performance may fluctuate due to changes in business conditions and commodity prices, we believe that Gas Solutions has mitigated some of this risk through hedging. On December 3, 2004, Gas Solutions entered into a hedge with J. Aron (a wholly owned subsidiary of Goldman Sachs & Co.) in which Gas Solutions purchased propane puts from J. Aron for 90% of the projected net monthly volumes for the next two years.

Since December 31, 2004, we have completed two new investments totaling approximately $6,900 in Unity Virginia Holdings LLC, a coal production business, and Natural Gas Systems, Inc., an oil and gas production business. Based on interest and dividends that we expect to receive in the March quarter from these three long-term investments, we expect that the all-in stated annualized yield from these three long-term investments will exceed 25%, including a more than 17% weighted average stated yield on our debt instruments, equivalent to a weighted average stated debt yield of more than 14% across all of our long-term capital (assuming no return on the equity portion of our portfolio).

To date, we have invested approximately 32% of our net assets in long-term investments. In the prospectus filed in connection with our initial public offering, we identified 12 companies as potential investment candidates. At that time, we stated that the consummation of any such transactions would be subject to the satisfactory completion of due diligence and the negotiation of customary documentation in forms mutually satisfactory to the parties. While future circumstances may change, at the present time, we do not believe that more than one or two of the proposed investments in the companies named in our initial prospectus will be completed, primarily because these prospective investments have not passed our due diligence requirements. We are highly motivated to get our portfolio fully invested, but are even more determined to avoid weak investments that would be difficult to exit for many years.

Following the closing of our initial public offering, and the market's recognition that Prospect Energy has fresh capital to invest in energy transactions, our investment adviser, Prospect Capital Management, has hired new investment professionals and has seen its pipeline of potential transactions grow in variety, number and quality. Transactions originated after the initial public offering, such as Gas Solutions, Natural Gas Systems and Unity Virginia Holdings, are believed in many cases to carry less risk and offer more attractive returns than many of the proposed transactions that were described in our prospectus. Many of the transactions listed in the prospectus have not met our in-depth due diligence standards, and these transactions have been replaced by other prospective transactions that may meet those standards, which we believe is in the best long-term interest of Prospect's shareholders.

At present, we have approximately 50 potential investments in our pipeline. While we cannot predict the precise timing of future investments, we anticipate that substantially all of the net proceeds of our initial public offering will be invested by July 31, 2005. At that time, we expect that our portfolio will consist primarily of mezzanine loans and related equity investments in energy companies. We can offer no assurances that we will be able to invest all our net proceeds within this time frame, as our investment progress will depend on the availability of appropriate investment opportunities consistent with our investment objectives and other market conditions. For budgeting purposes, we look to close at least one investment of at least $3,000 to $10,000 per month.

TAX/DIVERSIFICATION

On December 23, 2004, Gas Solutions entered into a senior secured loan of $12,500 from First American Bank. The term loan matures on December 22, 2010, is repayable in quarterly installments beginning June 30, 2005, and bears interest at LIBOR plus 225 basis points. Gas Solutions used approximately $9,307 of the proceeds of this loan to repay $8,312 of principal of debt owed to Prospect Energy, and a further $995 of accrued but unpaid interest. As a result of this financing, Prospect Energy reduced its debt investment in Gas Solutions from a $25,000 secured promissory note with an interest rate of 15% per annum to an $18,400 secured promissory note with an increased interest rate of 18% per annum. The Company retains a second lien on the assets of Gas Solutions. Accordingly, Gas Solutions now comprises less than 25% of the assets of Prospect Energy.

EXTERNAL LEGAL CLAIMS

As discussed in prior disclosures, Prospect Energy is currently a defendant in two claims we believe are without merit. One claim was brought by Karen Donnelly in connection with a potential investment that never proceeded beyond initial due diligence. We have deposed her, and we are aware of no further action in that suit. The second claim was brought by Dallas Gas Partners, LP ("DGP"), despite our payment to DGP of more than $3,000 pursuant to a fully executed purchase and sale agreement and despite releases provided by and personally signed by each of the principals of DGP with respect to the transaction that is the plaintiff's basis for this suit. While litigation is inherently uncertain, and there can be no guarantees of any particular result, we do not believe either of these cases will materially impact the Company's operations or financial results.

INTERNAL PERSONNEL MATTERS

At the request of the Audit Committee of the Board of Directors, Willkie Farr & Gallagher, a major New York City law firm and counsel to the Independent Directors, conducted an independent investigation from mid-November to mid-December 2004, into the performance of and allegations made by Mark Witt and Karen Gattegno, the former chief financial and chief compliance officers of Prospect Energy, respectively. After an extensive investigation, which is now complete, Willkie found that the allegations of improprieties were meritless. Mr. Witt had already been terminated before the investigation, and after the investigation Ms. Gattegno was put on 90 day administrative leave. Because internal guidelines would have required KPMG to replicate much of the same expensive investigation already completed by Willkie, KPMG decided to resign. KPMG had concluded that it could not fully service the needs of the Company, based on KPMG's assessment of its available resources and the expected future service needs of the Company. Prospect retained BDO Seidman during the first week of January 2005, and we are delighted with the excellent service BDO has provided to us.

The attention that was required to be paid to these allegations and investigation by the Company's senior management was considerable and impinged upon our primary task of investing the Company's capital during the last quarter. With respect to the investigation, we believe that this painful chapter in our Company's history is closed. We also believe that the two promising investments that were closed last week for the Company are a fair indication of what management can achieve in the absence of these kinds of distractions.

We have also continued to improve our operations through the retention of senior officers who are focused on enhancing operations of the Company and shareholder value. On January 3, 2005, after an extensive search, we hired Gene Stark as our chief financial officer and Bill Vastardis as our chief compliance officer. Mr. Stark was previously with Prudential and has over 20 years of experience with investment companies and public accounting. Mr. Vastardis is Co-Chief Executive Officer of EOS Compliance Services LLC, a provider of compliance-related services to investment companies with total assets in excess of $15 billion. Mr. Vastardis has more than 26 years of experience in fund oversight and administration and was formerly a senior officer of Vanguard in charge of accounting oversight for public and private funds for both Vanguard and outside clients of The Vanguard Group during his tenure there of sixteen years.

"We are, of course, pleased to have the personnel distractions of the past few months behind us and to get on with the business of investing for our shareholders," said John Barry, our Chief Executive Officer. "Gene and Bill are seasoned additions to our management team, with considerable experience that will be valuable to us for years to come."

OPERATING RESULTS

Investment income totaled $2,947 for the three months ended December 31, 2004 and $3,213 for the six months ended December 31, 2004. As we continue investing the net proceeds from the initial offering, we expect to continue generating additional income at rates greater than the rates we receive on cash and cash equivalents.

Operating expenses totaled $1,718 for the three months ended December 31, 2004 and $2,418 for the six months ended December 31, 2004. This amount primarily consisted of investment advisory and administrative services fees, professional fees, insurance expenses, directors' fees and other general and administrative expenses. The base investment advisory fee was $495 for the three months ended December 31, 2004, and $832 for the six months ended December 31, 2004. No incentive fee has yet been earned pursuant to the Investment Advisory Agreement. Administrative services costs incurred under the Administration Agreement were $96 for the three months ended December 31, 2004 and $169 for the six months ended December 31, 2004. Legal and professional fees were significantly higher during the three months and six months ended December 31, 2004 than we would expect in future periods due to the occurrence of certain items and their associated costs, which we would not expect to occur at this level in the future. These items include consultation and preparation of initial corporate documents including the initial Form 10-Q and compliance and procedural manuals; tax compliance consultation and analysis; Sarbanes-Oxley related matters; costs associated with an internal investigation; and the costs of hiring personnel.

Prospect Energy's net investment income and net increase in stockholders' equity resulting from operations was $1,229 for the three months ended December 31, 2004 and $795 for the six months ended December 31, 2004. Net investment income during the recent quarter was higher than net investment income during the six-month period due to an operating loss during the Company's first quarter of operations. The operating loss was eliminated primarily as a result of the investment in Gas Solutions late in the first quarter of operations and the resulting income that was generated by that investment somewhat offset by the higher operating expenses described above.

During the six months ended December 31, 2004, we generated $96,961 in cash from the net proceeds of our initial offering. We also generated $2,302 in cash flow from operations (investment income less operating expenses) and $26,712 from the sale of securities. We expended $112,423 in cash through the acquisition of investments and an additional $705 through the payment of a quarterly dividend. In the future, we may also fund a portion of our investments through borrowings from banks, issuances of senior securities or secondary offerings. We may also securitize a portion of our investments in mezzanine or senior secured loans or other assets. Our primary use of funds will be investments in portfolio companies and cash distributions to holders of our common stock.

At December 31, 2004, we had $12,848 in cash which was held in a segregated account in conjunction with a limited indemnity issued to FAB. The limited indemnity with FAB provides assurance to FAB with respect to realized losses of its term loan resulting only from potential legal claims that might or could be asserted by certain third parties. These funds are to be released after the earlier of legal resolution of such claims, should any be made, or 91 days after the FAB loan is refinanced or otherwise repaid.

CONFERENCE CALL

The Company will host a conference call for the fiscal quarter ended December 31, 2004, at approximately 12:00 p.m. (Eastern Time), Thursday, February 10, 2005. The conference call dial-in number will be 1-877-407-8289. A recording of the conference call will be available for approximately 7 days. To hear a replay, call 1-877-660-6853 and use Playback Account # 1628 and Playback Conference ID # 138714.

BALANCE SHEETS (UNAUDITED)             December 31,          June 30,
                                          2004                2004
                                         -------             -------
Assets
Cash held in segregated account          $12,848                  $1
Investments (cost - $85,711)              85,775
Due from affiliate                            42
Prepaid expenses                             213
Total assets                             $98,878                  $1

Liabilities
Accounts payable                            $581
Accrued liabilities                          614
Due to Investment Adviser                   $166                $100
Due to Prospect Administration               425
Other current liabilities                    140
Total liabilities                          1,926                 100

Stockholders' Equity
Common stock, par value $.001 per share,
 100,000,000 common shares authorized,
 7,055,100 issued and outstanding             $7
Paid-in capital in excess of par          96,955                   1
Overdistributed net investment
 income/(loss)                               (10)               (100)
Total stockholders' equity               $96,952                $(99)
Total liabilities and
 stockholders' equity                    $98,878                  $1

STATEMENTS OF OPERATIONS           Three months ended   Six months ended
(UNAUDITED)                            December 31,        December 31,
                                          2004                2004
                                         -------             -------
Investment Income
Interest income                           $1,247              $1,513
Dividend income                            1,700               1,700
Total investment income                    2,947               3,213

Operating Expenses
Investment advisory fee                     $495                $832
Administration costs                          96                 169
Legal and professional fees                  984               1,144
Insurance expense                             87                 148
Directors fees                                55                  92
General and administrative expenses            1                  33
Total operating expenses                   1,718               2,418

Net investment income                      1,229                 795

Net increase in stockholders'
 equity resulting from operations         $1,229                $795

Basic net increase in stockholders'
 equity per common share resulting
 from operations                           $0.17               $0.11

PER SHARE DATA (UNAUDITED)              For the             For the
                                   Three months ended   Six months ended
                                       December 31,        December 31,
                                          2004                2004
                                         -------             -------

Net asset value, beginning of period    $  13.67           $   (.01)
Proceeds from initial public offering          -              13.95
Costs related to the initial
 public offering                               -               (.21)
Net investment income and net increase
 in stockholders' equity resulting
 from operations                            0.17               0.11
Dividend declared and paid                  (.10)              (.10)

Net asset value at end of period        $  13.74           $  13.74
ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation is a financial services company that lends to and invests in energy-related businesses and assets. Prospect Energy's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). Accordingly, we are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, state, and federal rules and regulations. In addition, we have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986 ("Code"). The Code specifies certain quarterly asset diversification and annual source of income requirements. Certain investments in the partnerships, limited liability companies, joint ventures and other "pass through" entities common in the energy industry can create enhanced risks of compliance with the Code. To the extent we remain in compliance with the applicable provisions of the Code, we will not be required to pay corporate-level taxes on any income that we earn. To the extent we do not qualify as elected, corporate-level taxes may be imposed upon our net income.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Please send investment proposals to:

Prospect Energy Corporation
John Barry
Chairman and Chief Executive Officer
jbarry@prospectstreet.com

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
Main (212) 448-0702